Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 O: 650.493.9300 F: 866.974.7329

November 7, 2023

Alector, Inc.

131 Oyster Point Boulevard, Suite 600

South San Francisco, California 94080

Re: Alector, Inc. – “At the Market” Sale and Issuance of up to $125,000,000 of Shares of Common Stock

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-3 (the “Registration Statement”), filed by Alector, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) on February 28, 2023 under the Securities Act of 1933, as amended (the “Securities Act”), and declared effective on May 1, 2023, the prospectus contained within the registration statement (the “Prospectus”), and the prospectus supplement to the Registration Statement dated November 7, 2023 (the “Prospectus Supplement”) in connection with the registration under the Securities Act of up to $125,000,000 of shares of the Company’s common stock, $0.0001 par value per share (the “Shares”), to be issued and sold by the Company. We understand that the Company has agreed to issue and sell the Shares from time to time through Cowen and Company, LLC (“TD Cowen”) as agent and/or principal pursuant to a sales agreement by and between the Company and TD Cowen (the “Sales Agreement”).

We are acting as counsel for the Company in connection with the issuance and sale of the Shares by the Company. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

On the basis of the foregoing, we are of the opinion that the Shares to be issued and sold by the Company have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Sales Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on or about the date hereof for incorporation by reference into the Registration Statement, and to the use of our name wherever it appears in the Registration Statement, the Prospectus, Prospectus Supplement, and in any amendment or supplement thereto. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.